UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2025

WINTRUST FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	001-35077	36-3873352
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9700 W. Higgins Road, Suite 800 Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 939-9000

Not Applicable

(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	WTFC	The NASDAQ Global Select Market
Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value	WTFCM	The NASDAQ Global Select Market
Depositary Shares, Each Representing a 1/1,000th Interest in a Share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value	WTFCP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 8, 2025, Wintrust Financial Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, as representative of the several underwriters named in Schedule A thereto (the “Underwriters”), providing for the offer and sale in a firm commitment underwritten public offering (the “Offering”) of 17,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of the Company’s 7.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F, no par value per share (the “Series F Preferred Stock”), with a liquidation preference of $25,000 per share (equivalent to $25.00 per Depositary Share).

The Underwriting Agreement includes customary representations, warranties and covenants by each of the Company and the Underwriters related to the Offering. The Company also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to customary contribution provisions in respect of those liabilities.

The Offering is being conducted pursuant to the Prospectus Supplement, dated May 8, 2025 (the “Prospectus Supplement”), to the Prospectus dated May 9, 2023, forming a part of the Company’s effective shelf registration statement on Form S-3 (File No. 333-271788). The Offering is expected to close on May 22, 2025, subject to customary closing conditions.

The estimated net proceeds from the Offering, after deducting the underwriting discounts and estimated offering expenses payable by the Company, will be approximately $414.7 million.

The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include the redemption of all or a portion of our outstanding shares of Series D preferred stock and/or Series E preferred stock and the corresponding depositary shares representing interests in the Series E preferred stock, subject to approval from the Federal Reserve. Pending such use, the net proceeds may be invested in cash or short-term marketable securities.

Certain affiliates of the Underwriters serve as lenders and administrative agent under the Company’s existing credit facilities, the terms of which are set forth in the Company’s amended and restated credit agreement, dated December 12, 2022, as amended, among the Company, the lenders named therein and U.S. Bank National Association, as administrative agent. In addition, U.S. Bank Trust Company, National Association, an affiliate of one of the Underwriters, will act as the registrar and depositary for the Depositary Shares. The Underwriters and their respective affiliates also have engaged in, and may in the future engage in, commercial banking, financial advisory, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates and have received, or may in the future receive, customary fees and commissions for those transactions, plus customary reimbursement of out-of-pocket expenses.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of May 8, 2025, between Wintrust Financial Corporation and RBC Capital Markets, LLC, as representative of the several underwriters named in Schedule A thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINTRUST FINANCIAL CORPORATION

By:	/s/ Kathleen M. Boege
Kathleen M. Boege
Executive Vice President, Chief Legal Officer and Corporate Secretary

Date: May 9, 2025

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